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                                                                    EXHIBIT 99.4

                                                        P.O. Box 619100
                                                        Dallas, Texas 75261-9100
[LOGO] Kimberly-Clark Corporation

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For Release:                                            For Further Information:

                                                           Angie McCoy
                                                           (214) 281-1486

                    KIMBERLY-CLARK UNVEILS PLAN TO INTEGRATE
                       K-C AND SCOTT OPERATIONS WORLDWIDE

               PLAN TO YIELD OVER $500 MILLION IN ANNUAL SAVINGS

DALLAS, December 13, 1995 -- One day after its merger with Scott Paper Company, Kimberly-Clark Corporation today unveiled a corporate-wide integration plan that is expected to yield annual cost savings of more than $500 million in 1998. The plan includes the sale of up to 12 mills worldwide and the elimination of about 6,000 positions. Separately, Wayne R. Sanders, chairman and chief executive officer of the combined company, said that analysts' consensus earnings estimate of $4.94 per share in 1996 is "realistic."

     Speaking to reporters and securities analysts in New York City, Mr. Sanders said: "This integration plan will improve our competitiveness by creating economies of scale and leveraging company-wide synergies. In short, this plan is about maximizing value for our customers and our shareholders."

     He added that the merger is more than a cost-cutting story: "It is a story about volume growth fueled by greater opportunities to serve more people worldwide. We're now a strategically and financially stronger company with leadership positions not only in diapers and other personal care products, but also in consumer tissue and away-from-home products. With the merger, Kimberly-Clark now has annual sales of more than $12 billion and the potential to accelerate earnings growth.

     "With the benefit of five months of integration planning, we now expect to achieve our initial savings projection of $400 million annually one year sooner -- in 1997. And, in 1998 when the benefits of the integration plan are fully realized, we expect annual savings to exceed $500 million," he said. "That excludes any potential savings in Mexico and Canada where Kimberly-Clark and Scott businesses continue to operate separately pending further analysis of our business options."

     To achieve the benefits of the merger and to meet regulatory requirements, Mr. Sanders said the company plans to sell up to 12 manufacturing facilities worldwide that employ about 3,300 people, and to eliminate another 2,700 duplicate staff and sales positions. That amounts to a total reduction of 6,000 jobs, or 10 percent of the combined company's workforce.

     "With regard to the manufacturing facilities, we will make every effort to sell these as operating businesses so those 3,300 jobs will continue to exist, but under new ownership," Mr. Sanders said.

     Under an agreement with the U.S. Justice Department, the company has agreed to divest the Scotties facial tissue business and, consequently, to sell up to two of four tissue mills in the U.S. Of the four mills Kimberly-Clark will offer for sale, two are in Neenah, Wis., one is in Marinette, Wis., and the other is in Ft. Edward, N.Y. Also under the Department of Justice agreement, the company will divest three brands of wipes -- Baby Fresh, Wash-a-bye Baby and Kid
Fresh -- and the Dover, Del., plant where they are produced.
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     The other plants to be divested are in Europe and other locations outside the U.S. Mr. Sanders said the company will announce the European plants early next year following clearance by the European Commission. The Commission is expected to reach a final decision in January on Kimberly-Clark's proposal to license Kleenex bathroom tissue in the U.K. and Ireland. Until that time, Kimberly-Clark's and Scott's European operations will be managed separately.

     As part of the integration plan, Kimberly-Clark also will close duplicate headquarters and office facilities in Boca Raton, Fla., Wilmington, Del., and Essington, Penn., by mid-1996.

     To cover the costs of integrating the two companies, Kimberly-Clark will take a $1.4 billion restructuring charge in the fourth quarter of this year. Of that amount, about $390 million is for severance, relocation expenses and other employee-related costs. The net amount for facility disposal is approximately $285 million after subtracting the expected proceeds from the sale of mills. Fees and expenses for the merger itself total about $130 million, with miscellaneous merger-related costs such as contract termination fees totaling more than $120 million. The remainder of the charge, nearly $475 million, is asset-related write-offs and write-downs.

     Commenting on marketing plans, Mr. Sanders said in North America the company will maintain the Kleenex brand as a full line of premium tissue products and the Scott brand as a full line of value products. The premium brands of Viva and Job Squad towels and Cottonelle bathroom tissue will become sub-brands under the Kleenex name.

     As for the 1996 earnings outlook, Mr. Sanders said he expects it to be "an excellent year, although one that is difficult to forecast." He noted that the range of analysts' earnings estimates of $4.35 to $5.30 per share is unusually wide, but understandable given the uncertain timing of divestitures and the company's lack of firsthand experience with Scott's operations.

     "This range recognizes that there is a higher probability than usual for variations -- both up and down," he said. "At this point, I can say that the merger will be additive to earnings per share in 1996 and that the consensus estimate of $4.94 per share is a realistic number given what we know today."

     Kimberly-Clark, a Fortune 100 company, is a leading manufacturer of personal care, consumer tissue and away-from-home products. The company's well-known personal care brands include Huggies, Pull-Ups, GoodNites, Kotex, New Freedom, Poise and Depend. Consumer tissue products are marketed under the famous trademarks Kleenex, Scott, Cottonelle, Viva and Job Squad.

     For industrial, hotel and institutional uses, the company makes away-from-home tissue and nonwoven products with such brand names as Scott, Surpass, Kimwipes and Wypall. Kimberly-Clark also manufactures professional health care products, newsprint and premium business, correspondence and technical papers. Worldwide, the company has operations in 32 countries and its products are sold in 150 countries.

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                           KIMBERLY-CLARK CORPORATION

                          INTEGRATION PLAN FACT SHEET

TIMING:

     Integration of the two companies will begin immediately and will be substantially completed by December 31, 1996. In Europe, it may take longer to sell certain facilities, and the process will likely continue into 1997.

HEADCOUNT & FACILITIES:

     Headcount will be reduced by approximately 6,000 positions, or 10% of the combined pre-merger workforce, by the end of 1997. Positions will come from both Kimberly-Clark and former Scott sites. Kimberly-Clark will sell up to 12 manufacturing facilities worldwide and will close several administrative and headquarters offices.

Mill vs. Staff Positions:

     -- Reduction of 3,300 positions through the sale of manufacturing facilities. Most of these jobs are expected to continue to exist, but under new ownership.

     -- Elimination of 2,700 duplicate staff and sales positions worldwide.

Facilities:

     -- Scott's Dover, Del., facility will be sold to comply with an agreement with the U.S. Department of Justice to divest three brands of wipes -- Baby Fresh, Wash-a-bye Baby and Kid Fresh.

     -- Also under this agreement, the company must divest the Scotties facial tissue business and, consequently, will sell up to two of the following manufacturing facilities in the U.S.:

           Scott's Ft. Edward tissue converting facility in Ft. Edward, N.Y. Scotties facial tissue assets in the mill in Marinette, Wis. Kimberly-Clark's Lakeview tissue mill in Neenah, Wis.
           Kimberly-Clark's Badger Globe tissue mill in Neenah, Wis.

     -- Three former Scott Paper administrative and research offices will be closed:

           Boca Raton, Fla., headquarters by April 30, 1996
           Wilmington, Del., administrative offices by July 31, 1996 Essington, Penn., (near Philadelphia) technology center by March 1, 1996

     -- Kimberly-Clark will announce the disposition of facilities in Europe after the European Commission has approved the merger early next year.

INTEGRATION PLAN SAVINGS:

     The integration plan will yield annual cost savings of at least $250 million in 1996, $400 million or more in 1997 and over $500 million in 1998 and beyond. Savings will come from:

     -- Consolidating workforces and realigning facilities

     -- Combined purchasing power of the two companies

     -- Efficiencies in the distribution of products

     -- Benefits of joint advertising and sales promotions

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INTEGRATION PLAN COSTS:

     Kimberly-Clark will take a $1.4 billion restructuring charge in the fourth quarter of this year. The charge includes:

     -- $390 million for employee-related costs (severance, relocation, etc.)

     -- $285 million related to disposition of facilities after subtracting estimated proceeds from the sale of manufacturing facilities

     -- $130 million in fees and expenses to execute the merger

     -- $120 million for miscellaneous costs, such as contract terminations

     -- $475 million in asset-related write-offs and write-downs

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